Exhibit 99.2

10/F, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888 Fax: 86 10 5776 3777

May 21, 2021

To：

KANZHUN LIMITED

Suite #4-210, Governors Square,

23 Lime Tree Bay Avenue,

P.O. Box 32311,

Grand Cayman KY1-1209,

Cayman Islands

Re: Legal Opinion Regarding Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as the PRC legal adviser to KANZHUN LIMITED (the “Company”). With respect to (i) the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”), representing Class A ordinary shares (the “Shares”), par value $0.0001 per share, of the Company as set forth in the Company’s registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including all amendments or supplements thereto, and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Select Market, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

For the purpose of rendering this legal opinion (the “Opinion”), we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the PRC Group Companies, as defined below, and such other documents, corporate records, certificates, approvals, and other instruments as we have deemed necessary or advisable for the purposes of rendering the Opinion, including, without limitation, originals or copies of the agreements and certificates issued by the Government Agencies and officers of the Company (the “Documents”). During such examination, we have assumed that:

(a)

all Documents submitted to us as copies are identical to their originals and have not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry as of the date thereof;

(b)	all signatures, seals and chops on such Documents are genuine;

(c)

all parties in relation to any of the Documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the Documents and performed their obligations hereunder, except those parties with respect to whose power and authority we have opined upon in the Opinion;

(d)

the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where facts were not independently established by us, we have relied upon certificates issued by governmental agents and/or representatives of the Company and the PRC Group Companies with proper authority and upon representations, made by such persons in the course of our inquiry and consultation;

(e)	all facts and Documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;

(f)	all Governmental Authorizations as defined below, and other official statements and documentations were obtained from the competent PRC Government Agencies by lawful means;

(g)	the Transaction Documents constitutes legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related);

(h)

the governing law of the Transaction Documents is complied with in relation to their execution, delivery, performance or enforcement, and each of the Transaction Documents as defined below and other related documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(i)

each of the parties (other than the PRC Group Companies) to the Transaction Documents has full power, authority and legal right to enter into and perform its obligations under the Transaction Documents, and has taken all necessary actions to authorize the execution, delivery and performance of the documents, except for those required by PRC Laws;

(j)

there would be no factual or other arrangements between any of the parties which would modify or supersede any of the terms of Transaction Documents or otherwise affect our opinions set forth above; and

(k)

all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any Government Agencies or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Transaction Documents have been obtained or made, and are in full force and effect as at the date thereof.

We do not purport to be experts on or generally familiar with or qualified to express legal opinions based on the laws of any jurisdiction other than the PRC. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Section I Definition

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“Governmental Authorization”	refers to any approval, consent, permit, certificate, authorization, declaration, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“M&A Rules”	refer to the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, CSRC and the SAFE on August 8, 2006 and amended on June 22, 2009.

“PRC Group Companies”	refer to WFOE, the VIE Entity and its material PRC subsidiaries listed in Schedule I.

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”	refers to the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the offering by the Company of the ADSs.

“VIE Agreements”	refers to certain contractual arrangements and agreements that have been filed as exhibits to the Registration Statement, entered into between WFOE and the VIE Entity and its respective shareholders and other parties thereto.

“VIE Entity”	refers to Beijing Huapin Borui Network Technology Co., Ltd. (北京华品博睿网络技术有限公司).

“WFOE”	refers to Beijing Glorywolf Co., Ltd. (北京歌利沃夫企业管理有限公司), the Company’s wholly-owned PRC subsidiary.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

Section II Opinions

Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinions on the date hereof that:

1)

Corporate Structure. To the best of our knowledge after due inquiry, except as disclosed in the Registration Statement and the Prospectus, the ownership structure of the PRC Group Companies as set forth under the section captioned “Our History and Corporate Structure” in the Registration Statement and the Prospectus, does not and will not, immediately after the offering and sale of the ADSs, violate any applicable PRC Laws in any material aspects. Mr. ZHAO Peng (赵鹏), the beneficial owner of the Company, who is a PRC resident, has completed the initial registrations under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Investment and Financing and Roundtrip Investment through Offshore Special Purpose Vehicles (《国家外汇管理局关于境内居民通过境外特殊目的公司融资及返程投资外汇管理有关问题的通知 》（汇发[2005]75号）) promulgated by the State Administration of Foreign Exchange of the PRC on October 21, 2005.

2)

VIE Agreements. To the best of our knowledge after due inquiries and as confirmed by the PRC Group Companies, except as disclosed in the Registration Statement and the Prospectus, the execution, delivery and due performance of the VIE Agreements by the WFOE, VIE Entity and its respective shareholders do not and will not violate, breach, contravene, constitute a default under or otherwise conflict with (i) any compulsory provisions under any applicable PRC Laws; or (ii) the existing AOA or business license of each of the WFOE and VIE Entity. To the best of our knowledge after due inquiries and as confirmed by the PRC Group Companies, except that the exercise of the exclusive option and foreclosure of the pledge under the VIE Agreements shall be subject to relevant Governmental Authorizations, all Governmental Authorizations required under the PRC Laws for the entry and performance of the VIE Agreements have been obtained. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

The descriptions of the VIE Agreements and the contractual arrangements described in the Prospectus under the sections captioned “Prospectus Summary”, “Risk Factors” and “Corporate History and Structure” are in all material respects true and accurate and insofar as related to PRC Laws, do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the descriptions, and in light of the circumstances under which they were made, such descriptions are not misleading.

3)

M&A Rules. The M&A Rules purport, among other things, to require that offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

Based on our understanding on the current PRC Laws as well as the procedures announced on September 21, 2006, the Company is not required to submit an application to CSRC for its approval of the Offering, because (i) the Company’s wholly-owned PRC subsidiary was incorporated as a foreign-invested enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules, and (ii) there is no statutory provision that clearly classifies the contractual arrangement based on VIE Agreements among WFOE, the VIE Entity and its shareholders as transactions regulated by the M&A Rules. However, this does not rule out the possibility of different interpretations to the M&A Rules from the Governmental Agencies.

4)

Taxation. The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

5)

Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

6)

Statements in the Prospectus. The statements in the Prospectus under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Taxation – PRC”, “Business”, “Enforceability of Civil Liabilities,” “Regulation”, “Management”, “Taxation – People’s Republic of China Taxation”, and “Dividend Policy”, and “Legal Matters” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

Section III Consent

We hereby consent to the use of our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulation”, “Taxation”, “Legal Matters” and elsewhere in the Prospectus.

This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Schedule I

List of PRC Group Companies

No.	PRC Group Companies
1.	Beijing Glorywolf Co., Ltd. (北京歌利沃夫企业管理有限公司)

2.	Beijing Huapin Borui Network Technology Co., Ltd. (北京华品博睿网络技术有限公司)

3.	Tianjin Huapin Boruid Network Technology Co., Ltd. (天津华品博睿网络技术有限公司)

4.	Beijing Renjuren Network Technology Co., Ltd. (北京人聚人网络技术有限公司)

5.	Beijing Huaye Jishi Network Technology Co., Ltd. (北京华业基石网络技术有限公司)

6.	Hangzhou Zhipin Technology Co., Ltd. (杭州直品科技有限公司)

Schedule I